As filed with the Securities and Exchange Commission on October 31, 2024

Registration No. _______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Malibu Boats, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-4024640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5075 Kimberly Way

Loudon, TN 37774

(Address, including zip code, of Principal Executive Offices)

Malibu Boats, Inc.

2024 Performance Incentive Plan

(Full title of the plan)

Matthew Googe

General Counsel and Secretary

Malibu Boats, Inc.

5075 Kimberly Way

Loudon, TN 37774

(865) 458-5478

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of Malibu Boats, Inc. (the “Company” or “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2024, filed with the Commission on August 29, 2024 (Commission File No. 001-36290);

(b)

The portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on September 19, 2024, that are incorporated by reference in Part III of the Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2024 (Commission File No. 001-36290);

(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2024, filed with the Commission on October 31, 2024 (Commission File No. 001-36290);

(d)

The Company’s Current Reports on Form 8-K, filed with the Commission on July  22, 2024, September  19, 2024, October  8, 2024, and October 28, 2024 (each, Commission File No. 001-36290 and in each case only as to the information “filed” with the Commission thereunder for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and not as to information “furnished” thereunder); and

(e)

The description of the Company’s capital stock, par value $0.01 per share (the “Common Stock”), contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024 filed with the Commission on August 29, 2024 (Commission File Nos. 333-192862 and 001-36290, respectively), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s Certificate of Incorporation limits or eliminates the personal liability of its directors to the fullest extent permitted by Delaware law. The Registrant has adopted provisions in its Certificate of Incorporation and Bylaws that allows the Registrant to indemnify its officers and directors to the fullest extent allowed by Delaware law, as it now exists or may in the future be amended. These documents further provide that the Registrant shall pay expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant.

In addition to the foregoing provisions of the Registrant’s Certificate of Incorporation and Bylaws, the Registrant’s officers and directors may be indemnified by the Registrant pursuant to Section 145 of the Delaware General Corporation Law, or the DGCL. Section 145 of the DGCL authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made by a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorney’s fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant maintains an insurance policy on behalf of its officers and directors against liability asserted against or incurred by such persons in or arising from their capacity as such.

The Registrant has entered into indemnification agreements with each of its directors and our executive officers. These agreements provide that the Registrant will indemnify each of its directors and executive officers to the fullest extent permitted by law and by the Registrant’s Certificate of Incorporation or Bylaws.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4	Malibu Boats, Inc. 2024 Performance Incentive Plan. (Filed as Appendix A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on September 19, 2024 (Commission File No. 001-36290) and incorporated herein by this reference).

5	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Loudon, State of Tennessee, on October 31, 2024.

MALIBU BOATS, INC.

By:	/s/ Bruce W. Beckman
Bruce W. Beckman
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bruce W. Beckman and Matthew Googe, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven D. Menneto Steven D. Menneto	(Principal Executive Officer)	October 31, 2024

/s/ Bruce W. Beckman Bruce Beckman	Chief Financial Officer (Principal Financial and Accounting Officer)	October 31, 2024

/s/ Michael K. Hooks Michael K. Hooks	Director	October 31, 2024

Signature	Title	Date

/s/ James R. Buch James R. Buch	Director	October 31, 2024

/s/ Ivar S. Chhina Ivar S. Chhina	Director	October 31, 2024

/s/ Michael J. Connolly Michael J. Connolly	Director	October 31, 2024

/s/ Mark W. Lanigan Mark W. Lanigan	Director	October 31, 2024

/s/ Peter E. Murphy Peter E. Murphy	Director	October 31, 2024

/s/ John E. Stokely John E. Stokely	Director	October 31, 2024

/s/ Nancy M. Taylor Nancy M. Taylor	Director	October 31, 2024